Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (333-156391, 333-159553, 333-174774 and 333-178509) on Form S-3, and the Registration Statements (333-145717, 333-165788 and 333-198321) on Form S-8, of Patrick Industries, Inc. of our report dated March 13, 2015, on the consolidated financial statements and effectiveness of internal controls over financial reporting of Patrick Industries, Inc. and subsidiaries, which report is included in Form 10-K for Patrick Industries, Inc. for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Elkhart, Indiana
March 13, 2015